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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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
/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
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                              COMPASS BANCSHARES
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                (Name of Registrant as Specified In Its Charter)

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[logo] COMPASS BANCSHARES
                                                       Compass Bancshares, Inc.
                                                       15 South 20th Street
                                                       Birmingham, Alabama 35233



March 31, 1995



Dear Fellow Employee:

Mr. Brock is back in the taping business. This time in a videotape in which he has once again raised the specter of a merger with Regions Financial as evidence of bad faith on the part of your Board of Directors. He now pretends that he only suspected discussions. He does this even though the discussions were suggested by Mr. Brock himself, and even though he knew that the issue was dead at the February 1, 1995 meeting when the Board adopted a plan which makes no provision for sale or merger of our company.

The truth about Regions is simple and not even Mr. Brock can distort it. There was never a serious negotiation. There was never a deal. There was never a proposal made by either side and the subject is closed. The events in question
-- which Mr. Brock has tried to make a prominent part of his efforts to regain control of Compass -- revolve around a few conversations during January.

My appeal to you now is a simple one. Please vote. If you believe that the Board of Directors deserves your support, then complete, sign and return the enclosed
White confidential voting instruction card provided by the Plan Trustee. If you believe that Mr. Brock and his committee are right and that our company should be sold, then vote accordingly. But either way, cast your ballot.

This is your opportunity to have a real say in this company's future and to tell the Board and me how you feel. I can assure you, we are listening. If confidentiality of your vote is a concern, you should know that no one can discover how you vote your ESOP/401(k) or PAYSOP shares. In fact, United States
District Judge Sam C. Pointer, Jr., in his March 28, 1995 Federal Court decision in which he refused to postpone our shareholders' meeting, looked at our ESOP/401(k) voting procedures and said: "The provisions that have been made at this point dealing with stock ownerships under ESOP or PAYSOP, I think, are adequate for the protection of the employees."

You should know that the only procedure to vote the shares allocated to you under our ESOP/401(k) and PAYSOP is to return your instruction card to Corporate
Election Services by 5:00 p.m. Eastern Time, April 7, 1995. You can't send it to the company and you can't bring it to the shareholders' meeting. And, if you don't act soon, you will lose this opportunity to be heard.

Please vote now.


Yours very truly,

/s/ D. Paul Jones, Jr.
-------------------------
D. Paul Jones, Jr.
Chairman of the Board and
Chief Executive Officer

Enclosure